EXHIBIT 3.4

ANDREW ARROYO REAL ESTATE INC.

2023 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Unless otherwise defined herein, the terms defined in the Andrew Arroyo Real Estate Inc. (the “Company”) 2023 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”).

You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”).

Number of RSUs: Shown on your Global Shares account.

Date of Grant: Shown on your Global Shares account.

Vesting Commencement Date: Shown on your Global Shares account.

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the RSU Agreement, the RSUs will vest in accordance with the schedule shown on your Global Shares account.

By accepting (whether in writing, electronically or otherwise) the RSUs, and as a condition to and in consideration of the grant, vesting, and settlement of the RSUs, Participant acknowledges and agrees to the following:

Participant agrees and acknowledges that in the event Participant’s Continuous Service status changes: (i) the Vesting Schedule may change prospectively, or (ii) a portion of the award may be subject to forfeiture. Any such changes or forfeiture will occur in accordance with Company policies including but not limited to policies relating to full- or part-time status, leaves of absence, work schedules, and vesting of awards.

Participant understands that Participant’s service relationship (whether as an Employee or independent contractor) with the Company (or a Subsidiary or Affiliate, as the case may be) is for an unspecified duration, can be terminated at any time in accordance with the applicable law (which may include “at-will” employment) and that nothing in this Notice, the RSU Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Independent Contractor. By receiving the RSUs, Shares, or otherwise any benefit relating to the RSUs, Participant also acknowledges that this Notice is subject to the terms and conditions of both the RSU Agreement and the Plan, both of which are incorporated herein by reference, Participant has read both the RSU Agreement and the Plan, and Participant consents to the electronic delivery as set forth in the RSU Agreement.

The Company retains the right to impose other requirements in relation to Participant’s participation in the Plan to the extent necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan or this Agreement and to require Participant to sign any additional agreements or undertakings that may be necessary or advisable to accomplish the foregoing.

If Participant does not wish to accept this Stock Award and the terms and conditions of this associated Stock Award Agreement and the Plan, Participant should immediately notify the Company by declining to accept this Stock Award through Participant’s Global Shares account. Thereupon, this Stock Award will be cancelled and no benefits from this Stock Award nor any compensation or benefits in lieu of this Stock Award will be provided to Participant.

2

ANDREW ARROYO REAL ESTATE INC.

2023 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Andrew Arroyo Real Estate Inc. (the “Company”) 2023 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (Restricted Stock Units) (the “Agreement”). Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement (including any and all exhibits and addenda thereto).

1. Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares.

2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

3. Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.

4. Non-Transferability of RSUs. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or unless otherwise permitted by the Committee on a case-by-case basis.

5. Termination. If Participant’s service Terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether Termination has occurred, the Company shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination for purposes of the Plan. For the avoidance of doubt, it is noted that, except as may be agreed to in the sole discretion of the Company, if Participant is Terminated by his/her employer for any reason or if Participant’s Termination is due to his/her voluntary resignation, all unvested RSUs shall be forfeited as of the date on which Participant is no longer actively providing services, and no vesting shall continue during any notice period that may be mandated in relation to his Termination, whether specified under contract or applicable law, including any “garden leave” or similar period.

6. Withholding Taxes. Prior to the settlement of Participant’s RSUs and as a condition to and in consideration of the grant, vesting, and settlement of the RSUs, Participant shall pay or make adequate arrangements satisfactory to the Company (and any Subsidiary or affiliate) to satisfy all withholding obligations of the Company (and any Subsidiary or affiliate) and any other amounts in relation to the RSUs, including any applicable taxes, social contributions, required deductions, or other payments. In the U.S., tax withholding is generally only required on income recognized by Employee-Participants. Independent contractors in the U.S. are responsible for ensuring they timely meet their tax obligations. In this regard, Participant authorizes the Company (and any Subsidiary or affiliate) to withhold all such amounts legally payable by Participant. In this regard, Participant authorizes the Company (and any Subsidiary or affiliate), at the direction and discretion of the Committee, to satisfy all obligations by one or a combination of the following: (i) payment of a cash amount by Participant, (ii) by withholding from Participant’s wages or other cash compensation paid to Participant by the Company (and any Subsidiary or affiliate), (iii) withholding Shares based on the Fair Market Value of the Shares that otherwise would be issued to Participant when Participant’s RSUs are settled, provided that the Company does not withhold more than the amount of Shares necessary to satisfy the maximum statutory withholding amount, (iv) by withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs through a voluntary or mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further action by Participant), or (v) by any other arrangement approved by the Committee, all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable. The Company may refuse to deliver the Shares or the proceeds from the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the tax withholding or other payments as described in this section.

3

7. Acknowledgment. As a condition to, and in consideration of, the grant, vesting, and settlement of the RSUs, the Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan. By receiving the RSUs, Shares, or otherwise any benefit relating to the RSUs, Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

8. Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the issuance of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

9. Data Protection. To enable the Company to properly administer the Plan and the Stock Award(s) received by the Participant pursuant to the Plan, Participant hereby gives explicit consent to the Company, any Subsidiary or Affiliate, and/or any delegates to collect and process (electronically or otherwise) personal data, including sensitive and financial data, about himself or herself necessary to administer the Plan and Stock Award(s) received by Participant pursuant to the Plan. Such data may include, but is not limited to, Participant's name, work authorization, government or tax identification number, date of birth, beneficiaries' contact information, Stock Award(s) grant history, and compensation information. Participant also hereby gives explicit consent to the Company and any Subsidiary or Affiliate to transfer (electronically or otherwise) any such data outside the country in which Participant is living or employed (including to or from the United States), as well as to third-party providers (in Participant’s home country or the United States or other countries) of legal, tax, benefits, administration or other services to the Company (and any Subsidiary or Affiliate) or employees of any such entity, including but not limited to the designated broker for the Plan. The legal person for whom such personal data is intended to be used is the Company and/or any Subsidiary or Affiliate. Participant further understands that the Company and/or its Subsidiary or Affiliate may report information regarding the Participant and/or Stock Award(s) to tax authorities or other governmental agencies as may be required to comply with applicable laws. California residents, please refer to the prospectus for additional information.

4

10. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable national or local laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. Furthermore, the applicable laws of the jurisdiction in which Participant is living or working at the time of grant, vesting and/or settlement of the RSUs and/or disposition of the Shares received thereunder (including any rules or regulations governing securities, exchange control, tax, labor or other matters) and any other applicable laws may restrict or prevent settlement of the RSUs and/or disposition of the Shares received thereunder or may subject Participant to additional procedural or regulatory requirements. The Company will be under no obligation to register or qualify the Plan, the RSUs or the Shares with, or to effective compliance with the registration, qualification or other requirements of, any foreign governmental authority and the Company will have no liability for any inability or failure to do so.

11. Reserved

12. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

13. Governing Law; Choice of Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the courts of the state or the federal courts of the United States in which the Company’s headquarters are then situate (currently the federal Southern District of California) and no other courts.

5

14. No Rights as Employee, Director or Independent Contractor. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Subsidiary or Affiliate of the Company, to terminate Participant’s Continuous Service in accordance with applicable laws, which may provide for the termination of Participant’s service for any reason, with or without cause.

15. Nature of Grant. As a condition to, and in consideration of, the grant, vesting, and settlement of RSUs, and in receiving the award of RSUs, Shares, or any other benefit relating to the RSUs, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be unilaterally modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or other Awards, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) the RSUs and the Shares subject to the RSUs, and the income from and value of same, are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the employer, the Company or any Subsidiary or Affiliate and are outside the scope of Participant’s employment or service contract, if any;

(f) the RSU and the shares of Common Stock subject to the RSU, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g) the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the employer, the Company or any Subsidiary, or Affiliate;

(h) unless otherwise agreed with the Company, the RSU and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary or Affiliate;

(i) the RSUs and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or with any Subsidiary or Affiliate;

(j) the future value of the underlying Shares to be issued when the RSUs are settled is unknown, indeterminable and cannot be predicted with certainty and neither the Company nor any Subsidiary or Affiliate will be liable for any decrease in the value of such RSUs or Shares at the time of the settlement of the RSUs; and

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Termination or from any diminution in value of the RSUs or Shares acquired upon settlement of the RSUs for any reason.

6

16. Acknowledgment and Acceptance. By Participant’s acceptance (whether in writing, electronically or otherwise) of the Notice or receipt of the RSUs, Shares or any other benefit relating to the RSUs, and as a condition to and in consideration of the grant, vesting, and settlement of the RSUs:

(a) Participant and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement;

(b) Participant acknowledges receipt of a copy of the Plan and the Plan prospectus and represents that Participant has carefully read and is familiar with the provisions of the Plan, the Plan prospectus, the Notice and this Agreement and has had an opportunity to obtain the advice of counsel prior to executing this Agreement;

(c) Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement;

(d) Participant consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (which may include, and is not limited to, annual reports and proxy statements) or other communications or information related to the RSUs; electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion; and

(e) Participant agrees to notify the Company upon any change in Participant’s residence address.

7